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             U.S. SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM 8-A


        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(b) OR (g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


                      VENTURES-UNITED, INC.
     (Exact name of registrant as specified in its charter)


             UTAH                           87-0365131
 (State of other jurisdiction    (I.R.S. Employer Identification
      of incorporation or                      No.)
         organization)

 342 East 900 South, Salt Lake                84111
          City, Utah
(Address of principal executive             (Zip Code)
           offices)

Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class         Name of each exchange on which
      to be so registered         each class is to be registered

             None

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [
]

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.
[X]

Securities Act registration statement file number to which this Form relates: 33-03437-D.

Securities to be registered pursuant to Section 12(g) of the Act:

                 Common stock, par value $0.001

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Item 1.  Description Of Registrant's Securities To Be Registered.

Common Stock

     Ventures-United, Inc. is authorized to issue up to 500,000,000 shares of common stock, par value $0.001. As of the date hereof, there are 32,447,000 shares of common stock issued and outstanding.

     The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available. The outstanding common stock is fully paid and non-assessable.

      We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

                       Item 2.  Exhibits.

      Incorporated herein by this reference are the Articles of Incorporation of Ventures-United, Inc., included as Exhibit No. 1, SEC Reference Number (3)(i) to the Annual Report on Form 10-KSB for the year ended December 31, 1999, filed with the Securities and Exchange Commission on February 23, 2001.

                           Signatures

     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                   Ventures-United, Inc.

Date:   June 22, 2001                         By: /s/  George  R.
Horton, President

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